Exhibit 99.1

China Education Alliance Announces First Quarter 2014 Financial Results

HARBIN, China, May 15, 2014 /PRNewswire/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company", OTCQX: CEAI), a China-based education resource and services company, today announced its first quarter 2014 financial results.  The Company will host a conference call on Friday, May 16, 2014, at 8 a.m. EDT (8 p.m. Beijing time the same day).

Financial Highlights for the First Quarter ended March 31, 2014

•	Total revenues decreased by 70% to $0.7 million.
•	Net loss of $6.0 million.
•	Loss per share was $0.56 per fully diluted share.

First Quarter 2014 Review:

Revenue decreased by $1.7 million, or 70% to $0.7 million for the quarter ended March 31, 2014 from $2.4 million during the same period in 2013.

Revenue from the on-line education division decreased by $0.5 million, or 80%, to $0.1 million for the quarter ended March 31, 2014 from $2.1 million for the quarter ended March 31, 2013.  Revenue from the training center division decreased by $1.2 million, or 67%, to $0.6 million for the quarter ended March 31, 2014 from $1.8 million for the quarter ended March 31, 2013.

The decline in revenue was primarily a result of a decline in revenue across all of our business. We believe revenue was affected by external factors including slowdown in economic growth within the PRC, untruthful allegations about our businesses, and increased competition. These factors contributed to the continuous decline in interest of existing and new students, which resulted in decrease in student enrollments and led to a decline in revenue as compared to the quarter ended March 31, 2013. We expect to improve the performance of our online education division in the future by providing students with more competitive, up-to-date study materials and easy access. We have contracted technology companies and hired our own professional IT technicians to design and build a new web-based platform, aiming to provide the long-distance teaching services encompassing online community system and online teaching management system. The platform is in the final testing stage and will be launched in the near future. Also, we will continue to implement the new strategic business development plan for 2014, which targets to optimize the operation of existing training centers while seeking good opportunities to expand our market share. As such, we predict that our revenue will gradually recover after we launch the new web-based platform and set up more training centers.

Overall cost of revenue decreased by $0.6 million, or 31%, to $1.4 million for the quarter ended March 31, 2014 from $2.1 million for the same period in 2013.

Cost of revenue for the online education division decreased by $0.3 million, or 24% to $1.0 million for the quarter ended March 31, 2014 from $1.4 million for the same period in 2013. The decrease was mainly attributable to the decrease in purchase of study materials and the decrease in depreciation costs resulting from less expenditure on fixed assets in this quarter. Gross profit margin for the online education division decreased to negative 713% for the quarter ended March 31, 2014 from negative 116% during the same period in 2013 due to the significant decrease in online education revenue and the relatively moderate decrease in cost of revenue.

Cost of revenue for the training center division decreased $0.3 million, or 45% to $0.4 million for the quarter ended March 31, 2014 from $0.7 million for the same period in 2013. The decrease was mainly attributable to the decrease in teacher's salary as our teachers are paid by the number of classes they teach and there was a decrease in classes we offered during the quarter ended March 31, 2014 as compared to the quarter ended March 31, 2013. Gross profit margin for the training center division decreased to 33% for the quarter ended March 31, 2014 from 61% during the same period in 2013 as cost of revenue did not decrease as much as revenue.

Gross profit for the first quarter of 2014 was negative $0.7 million compared to gross profit of $0.4 million for the first quarter of 2013.

Selling expenses increased by $0.1 million, or 10%, to $1.2 million in the first quarter of 2014 from $1.1 million in the first quarter of 2013. Selling expenses were 167% of total sales in the first quarter of 2014 compared with 45% in the first quarter of 2013. The increase in selling expenses was a result of the increase in labor costs as a result of increase in the average employee salary and increase in the number of sales and marketing personnel in our onsite education segment.

Administrative expenses increased by $2.0 million, or 124% to $3.7 million for the quarter ended March 31, 2014 from $1.7 million for the quarter ended March 31, 2013. The increase was mainly due to the increase in research and development expenses related to the development of the web based platform and newly-opened onsite training centers. Total administrative expenses were about 511% of total revenue for the three months ended March 31, 2014, compared to 68% for the same period in 2013.

Other income was $68,189 for the quarter ended March 31, 2014 as compared to other expense of $558,802 for the quarter ended March 31, 2013.

Net loss for the first quarter of 2014 was $6.0 million compared to net loss of $3.7 million for the first quarter of 2013. Basic and diluted loss per share was $0.56 for the first quarter of 2014 compared to loss per share of $0.35 for the first quarter of 2013.

Financial Position

As of March 31, 2014, the Company had cash and cash equivalents of $51 million and working capital of $50 million.  The Company had net cash used in operating activities of $5.0 million.

As of March 31, 2014, the Company had no long-term debt.

Conference Call

China Education Alliance will host a conference call and live webcast to discuss its first quarter 2014 financial results at 8 a.m. Eastern Daylight Time (EDT) on Friday, May 16, 2014 (8 p.m. in Harbin/Beijing on the same day).

The dial-in details for the live conference call are as follows:

- Participant Dial-In (Toll Free USA): +1 84 5675 0437
- International Dial-In: +65 67239381
- China Dial-In:  800-819-0121
- China Dial-In: 400-620-8038
- Hong Kong Toll Free: 8009-30346
  Conference Password: CEU

A live webcast of the conference call will be available in the investor relations section of the Company's website at: http://www.chinaeducationalliance.com/index.jsp

A telephone replay of the call will be available 1 hour after the end of the conference for seven days.

The dial-in details for the replay are as follows:

- US Toll Free:  1-855-452-5696
- International Toll:  +61-2-8199-0299
  Passcode Number: 47869096

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a leading educational services company offering high-quality instructors and online education materials for students between the ages of 6 to 18 and adults (university students and professionals) aged 18 and over. Divided into two segments, students and graduate professionals, our business model delivers the skills and knowledge necessary to excel in a rapidly growing and highly competitive China. The Company provides students in the first segment with online education materials sourced from top tier schools and famous instructors for download, as well as online training and tutoring services. With teaching centers located across China, the Company also offers hands on training and tutoring to aid Chinese students pass the two most important tests they will face in their educational careers: the senior high school entrance and college entrance exams. In the second segment for graduates and professionals, China Education Alliance provides vocational training courses in subjects including IT, administration, multimedia, as well as several professional training programs.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion in 2009 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

China Education Alliance, Inc.

Ms. Cloris Li

Chief Financial Officer

Email: cloris@edu-chn.com

China Education Alliance, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$51,015,598	$56,377,154
Accounts receivable	452,938	-
Other receivables	509,568	262,547
Prepaid expenses and other current assets	692,874	727,708
Total current assets	52,670,978	57,367,409

Non-current Assets
Property and equipment, net	7,492,741	8,251,612
Intangibles and capitalized software, net	4,844,055	5,099,934
Total non-current assets	12,336,796	13,351,546

Total Assets	$65,007,774	$70,718,955

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,659,741	$1,076,625
Deferred revenue	1,068,968	854,027
Income tax and other taxes payable	164,540	111,500
Total current liabilities	2,893,249	2,042,152

Commitments and Contingent Liabilities	-	-

Stockholders' Equity
Common stock ($0.001 par value, 150,000,000 shares authorized, 10,582,530 and 10,582,530 issued as of March 31, 2014 and December 31, 2013, respectively; 137,512 and 137,512 shares held in treasury, as of March 31, 2014 and December 31, 2013, respectively)	10,583	10,583
Additional paid-in capital	40,942,009	40,942,009
Statutory reserve	3,792,161	3,792,161
Retained earnings	5,539,596	11,516,661
Accumulated other comprehensive income	12,193,196	12,705,287
Less: Treasury stock	(977,072)	(977,072)
Stockholders' equity - CEAI and Subsidiaries	61,500,473	67,989,629
Noncontrolling interests in subsidiaries	614,052	687,174
Total stockholders' equity	62,114,525	68,676,803

Total Liabilities and Stockholders' Equity	$65,007,774	$70,718,955

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended March 31,
	2014	2013

Revenue
Online education revenue	$127,264	$626,711
Training center revenue	597,430	1,815,821
Total revenue	724,694	2,442,532

Cost of Revenue
Online education costs	1,034,869	1,354,321
Training center costs	397,525	716,845
Total cost of revenue	1,432,394	2,071,166

Gross Profit/(Loss)
Online education gross loss	(907,605)	(727,610)
Training center gross profit	199,905	1,098,976
Total gross profit/(loss)	(707,700)	371,366

Operating Expenses
Selling expenses	1,210,448	1,099,502
Administrative expenses	3,702,847	1,649,961
Depreciation and amortization	492,196	808,372
Total operating expenses	5,405,491	3,557,835

Loss from operations	(6,113,191)	(3,186,469)

Other Income (Expenses)
Other income(expenses), net	28,056	(1,717)
Loss on disposal of property and equipment	(5,453)	(2,769)
Impairment loss on intangible assets	-	(606,032)
Interest income	45,586	51,716
Total other Income / (Expenses), net	68,189	(558,802)

Net Loss Before Provision for Income Tax	(6,045,002)	(3,745,271)
Income taxes:
Current	-	-
Deferred	-	-

Net Loss	(6,045,002)	(3,745,271)
Net Loss attributable to the noncontrolling interests	(67,937)	(42,252)
Net Loss - attributable to CEAI and Subsidiaries	$(5,977,065)	$(3,703,019)

Net Loss per common stock-basic and diluted	$(0.56)	$(0.35)
Diluted Earnings Per Share	$(0.56)	$(0.35)

Weighted Average Shares Outstanding-basic and diluted	10,582,530	10,582,530

The Components of Other Comprehensive Income
Net Loss	$(5,977,065)	$(3,703,019)
Foreign currency translation adjustment	(512,091)	517,565

Comprehensive Loss	$(6,489,156)	$(3,185,454)

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2014	2013

Cash flows from operating activities
Net loss	$(6,045,002)	$(3,745,271)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization - operating expenses	492,196	808,372
Depreciation and amortization - cost of revenue	439,684	724,895
Loss on disposal of fixed assets	5,453	2,769
Bad debt written off on other receivables	-	-
Impairment loss on intangible assets	-	606,032
Stock based compensation	-	595
Net changes in operating assets and liabilities
Accounts receivable	(450,678)	(76,471)
Prepaid expenses and other receivables	(219,159)	636,015
Deferred tax assets	-	-
Accounts payable and accrued liabilities	587,796	(27,153)
Income tax and other taxes payable	53,040	(54,690)
Deferred revenue	220,901	171,183
Net cash used in operating activities	(4,915,769)	(953,724)

Cash flows from investing activities
Purchases of property and equipment	(3,527)	(11,520)
Loan received back from NIT	-	7,965,715
Proceeds from disposal of property and equipment	752	255
Net cash (used in) provided by investing activities	(2,775)	7,954,450

Cash flows from financing activities
Advance to a stockholder	-	196,151
Dividend paid to noncontrolling shareholders	-	(305,883)
Net cash used in financing activities	-	(109,732)

Effect of exchange rate changes on cash	(443,012)	283,112

Net increase (decrease) in cash and cash equivalents	(5,361,556)	7,174,106

Cash and cash equivalents at beginning of period	56,377,154	64,172,917

Cash and cash equivalents at end of period	$51,015,598	$71,347,023